Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Agreement (“Agreement”) is made this 13th day of April, 2006, by and between The Dow Chemical Company, a Delaware corporation, with offices at 2030 Dow Center, Midland, Michigan 48674 (“Seller”), and Alexion Pharmaceuticals, Inc., a Delaware corporation, with offices at 352 Knotter Drive, Cheshire, Connecticut, 06410 (“Buyer”).

WITNESSETH:

WHEREAS, Seller has the right to acquire ownership of the Property, as hereinafter defined in Paragraph 1.H, which is located in City of Smithfield, County of Providence, State of Rhode Island, containing 34 acres more or less; and

WHEREAS, Seller desires to sell and Buyer desires to purchase the “Property” upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, Buyer and Seller hereby agree as follows:

1. DEFINED TERMS: Terms and expressions used in this Agreement shall have the meanings set forth below:

A.	Closing: The Closing shall mean that event wherein (i) Buyer transfers by wire transfer to Escrow Agent the balance of the Purchase Price (for wire transfer to an account designated Seller), and fulfills any other obligations required as of the Closing; and (ii) Seller conveys the Property to Buyer by the Deed and fulfills any other obligations required as of Closing.

B.	Deadline for Closing Date: The Deadline for Closing Date shall be thirty (30) days after the end of the Due Diligence Period described in Paragraph 7.

C.	Deed: The Deed shall mean the quitclaim deed attached hereto as Schedule 1.C, executed and acknowledged by Seller, in proper statutory form for recording. The Deed shall be subject to a permanent restriction against residential use and against use of groundwater.

D.	Due Diligence Period: Due Diligence Period shall mean the period of time set forth in Paragraph 7 for Buyer to complete its Due Diligence Study.

E.	Due Diligence Study: Due Diligence Study shall mean Buyer’s examination of the Property as set forth in Paragraph 7.

F.	Effective Date: This Agreement shall become effective when both parties have executed this Agreement.

G.	Environmental Documents. All environmental site assessments, including but not limited to Phase I and Phase II assessments of the Property, if any; and all other material documents, including but not limited to notices of violation, claims, reports, and studies, relating to the environmental condition of the Property; polluting substances on, in or at the Property; the remediation, abatement, or cleanup of polluting substances on, in, or at the Property; or any other environmental considerations which may or have in fact materially affected the Property. Environmental Documents are limited to those in the possession or control of the Seller and of which the Seller has Knowledge. A list of such Environmental Documents is listed in Schedule 1.G. attached hereto.

H.	Escrow Agent: Escrow Agent shall mean Chicago Title Insurance Company, 450 Veterans Memorial Parkway, Metacomet Executive Office Park, Suite 900, East Providence, RI, 02914. The Escrow Agent shall also be the underwriter of the title insurance policy to be issued to Buyer.

I.	Permitted Encumbrances. The Property shall be sold and conveyed by Seller subject to the following items which are sometimes herein referred to as “Permitted Encumbrances”: (i) liens to be released and discharged by Seller at or before Closing; (ii) restrictions and easements which do not (x) render title to the Property unmarketable nor uninsurable at standard rates, nor (y) interfere with Buyer’s intended use of the Property, as reasonably determined by Buyer; (iii) matters that will be removed or cured by Seller at or before Closing with the Seller’s acquisition of title to the Property from the Rhode Island Economic Development Corporation (“EDC”) prior to Closing; and (iv) matters disclosed by the Preliminary Title Report or the Survey and which are not objected to by Buyer within the time provided in Section 6. Seller hereby acknowledges that Buyer has objected, without limitation, to the Right of First Refusal Agreement dated February 7, 2000 between EDC and FMR Rhode Island, Inc (“ Fidelity”) which affects a portion of the Property (“Right of First Refusal”). Notwithstanding anything to the contrary stated herein, Permitted Encumbrances shall not be deemed to include the Right of First Refusal.

J.	Property: Those certain tracts or parcels of land situated in the City of Smithfield, State of Rhode Island, and more fully described in Schedule l.J. attached hereto, a portion of which is known as 100 Technology Way, together with (a) all improvements and fixtures located thereon including, a manufacturing facility (“Building”), (b) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (c) all right, title and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such parcel(s) of land, (d) all apparatus, equipment, machinery and appliances and all personal property located on the Property as evidenced by a DVD containing a video tape of the Property taken by James Rich, a representative of the Buyer, in the presence of Seller’s representative, Warren Hill, on March 24, 2006, with each party having an identical copy of the DVD collectively the “Personal Property”; provided, however, the Personal Property does not include those items listed on Schedule l.J.-l (“Excluded Personal Property”) even if the same are shown in the DVD. The Excluded Personal Property shall be removed by Seller from the Property by Closing. All of the foregoing (except for the Excluded Personal Property) is collectively referred to herein as the “Property”.

K.	Purchase Price: The Purchase Price shall be $13,000,000.00 (Thirteen Million Dollars and no/100).

2. SALE OF PROPERTY: Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants herein contained, Seller hereby agrees to sell and convey the Property to Buyer and Buyer hereby agrees to purchase the Property.

3. PURCHASE PRICE/TERMS OF SALE: The Purchase Price for the Property shall be paid as follows:

A.	As of the Effective Date, Seller and Buyer shall open an escrow with Escrow Agent and execute and deliver to the Escrow Agent the escrow agreement (“Escrow Agreement”) attached hereto as Schedule 3.A. The Deposit shall be placed in an interest bearing account in a federally insured lending institution and Escrow Agent shall not commingle the Deposit with any funds of Escrow Agent or others. Escrow shall be deemed to be open upon Escrow Agent’s receipt of signed Escrow Agreement from both parties. Buyer shall upon the opening of an escrow with Escrow Agent as stated above, deposit, in immediately available funds, the sum of $500,000.00 (“Deposit”) with Escrow Agent to be held, together with accrued interest thereon, as a deposit on account of the Purchase Price. The party entitled to receive the Deposit shall also be entitled to receive any interest thereon. The Buyer’s tax identification number shall be used on this account.

B.	Notwithstanding any provision in this Agreement, Seller and Buyer agree that at any time on or before expiration of the Due Diligence Period, Buyer may, by written notice to Seller, terminate this Agreement in accordance with terms of Paragraph 7. In the event Buyer so terminates this Agreement, the Deposit, and any interest thereon, shall be paid to Buyer by Escrow Agent, and the parties shall be fully discharged and released, each to the other, from all liability and obligations hereunder except for those that expressly survive termination. Upon completion of the Due Diligence Period if Buyer has not elected to terminate this Agreement, Buyer shall deposit an additional $500,000.00 with Escrow Agent for a total Deposit of $1,000,000.00 and the term “Deposit” shall be deemed to mean the full $1,000,000.00. Buyer understands that the Deposit is non-refundable after expiration of the Due Diligence Period, and thereafter, if this transaction fails to close for any reason other than (i) the failure of the Seller to fulfill its obligations under this Agreement, including, Seller’s obligations under Sections 4.B. (i), (ii) or/and (iv) (each a “Seller Default”); or (ii) the failure of the Closing Condition in Section 4.B. (iii), ( in each such case the Deposit shall be refunded in full to Buyer by the Escrow Agent), and the Escrow Agent shall deliver the Deposit to Seller.

4. CLOSING:

A.

Upon the satisfaction, waiver or completion of all Closing Conditions (as defined below), the Seller shall deliver the Seller’s Deliveries and the Buyer shall deliver the Buyer’s Deliveries to Escrow Agent at least one (1) business day prior to the Deadline for Closing Date. Each party shall provide copies of the closing documents to the other at least two (2) business days prior to Closing. Closing shall be on or before the Deadline for Closing Date and shall occur through Escrow Agent. The parties shall direct Escrow Agent to deliver the closing documents to the appropriate parties, record relevant title documents, and make disbursements according to the closing statements executed by Seller and Buyer, all as provided in the Escrow Agreement.

B.	Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller and Buyer to consummate the transactions contemplated hereunder are conditioned upon the following (the “Closing Conditions”):

(i)	the other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing;

(ii)	as of the Closing, the other party shall have tendered all deliveries required to be made by it at Closing;

(iii)	there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would adversely affect the other party’s ability to perform its obligations under this Agreement, and

(iv)	the Seller shall have acquired fee simple title to the Property and shall have delivered to Escrow Agent, or caused to be delivered to the Escrow Agent, such documentation as Escrow Agent may reasonably require to remove from the Title Policy each of the Rhode Island Economic Development Corporation (“EDC”) loan documents affecting the Property, owner’s title affidavit and any other documents customarily required to be provided by a Seller of commercial real estate, all as necessary for Escrow Agent to issue an owner’s title policy at Closing at standard rates, insuring title to the Property and Purchaser’s appurtenant right to the Private Access Road Easement and in the “Fidelity Roadways”, as defined in the Private Access Road Easement Agreement referenced in Section 8.B. hereof and the Cross-Easement Agreement and Amendment to Cross-Easement Agreement referenced in Section 8.D. hereof, subject only to the Permitted Encumbrances.

C.	Seller’s Deliveries In Escrow. At least one (1) day prior to the Deadline for Closing Date, Seller shall deliver in escrow to Escrow Agent the following (“Seller’s Deliveries”):

(i)	a duly executed and acknowledged Deed;

(ii)	a duly executed and acknowledged Bill of Sale in the form attached hereto as Schedule 4.C.(ii);

(iii)	a duly executed and acknowledged Assignment and Assumption of Service Contracts (which Buyer has elected to assume pursuant to Section 7 hereof), Warranties, Permits and Guaranties in the form attached hereto as Schedule 4.C.(iii);

(iv)	such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property, together with a debit or credit on the closing statement for the payment of the assessments shown on said forms or returns;

(v)	a Foreign Investment in Real Property Tax Act affidavit executed by Seller on which the Buyer is entitled to rely, that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

(vi)	evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Buyer, Escrow Agent, as well as Buyer’s lender;

(vii)	a duly executed and acknowledged Assignment and Assumption of Construction Agreement pursuant to Section 8.A hereof in the form attached hereto as Schedule 4.C.(vii);

(viii)	a duly executed and acknowledged Assignment and Assumption of Easement Agreements concerning the matters set forth in Paragraphs 8B and 8C of this Agreement in the form attached hereto as Schedule 4.C.(viii);

(ix)	a construction performance bond and a payment bond issued in favor of Buyer and Seller by a surety company selected by Seller and reasonably approved by Buyer for the full estimated costs, with such costs determined by a price fixed contract reasonably acceptable to Seller, of constructing the Private Roadway (as defined in Paragraph 8A) which assures the timely performance of those obligations of the Seller provided for in Paragraph 8A of this Agreement (the “Private Roadway Performance Bond”), and the payment by Contractor of all persons providing labor and all suppliers providing materials for the construction of the Private Roadway (the “Private Roadway Payment Bond”), provided further that Seller shall not amend or modify the Private Roadway Performance Bond or the Private Roadway Payment Bond and shall maintain such bonds in full force and effect until completion of the Private Roadway. The obligations of this Section 4.C.(ix) shall survive the delivery of the Deed;

(x)	a standard owner’s affidavit for the benefit of the Escrow Agent in order to insure over standard exceptions for tenants in possession and labor and materials provided to the Property by Seller, together with any customary affidavit reasonably requested by Escrow Agent as to facts within Seller’s Knowledge;

(xi)	such additional documents that Buyer, Escrow Agent, or the Buyer’s lender may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement and provided that such documents are reasonably acceptable to Seller as to form and substance); and

(xii)	a duly executed and acknowledged Temporary Construction Easement pursuant to Section 8.A. of this Agreement in the form attached hereto as Schedule 4.C.(xii).

D.	Buyer’s Deliveries in Escrow. At least one (1) day prior to the Deadline for Closing Date, Buyer shall deliver in escrow to Escrow Agent the following (the “Buyer’s Deliveries”):

(i)	a duly executed and acknowledged Assignment and Assumption of Service Contracts, Warranties, Permits and Guaranties in the form attached hereto as Schedule 4.C. (iii);

(ii)	a duly executed and acknowledged Assignment and Assumption of Construction Agreement in the form attached hereto as Schedule 4.C. (vii);

(iii)	a duly executed and acknowledged Assignment and Assumption of Easement Agreements in the form attached hereto as Schedule 4.C. (viii);

(iv)	a duly executed and acknowledged Temporary Construction Easement in the form attached hereto as Schedule 4.C. (xii);

(v)	evidence of the existence, organization and authority of Buyer and of the authority of the persons executing documents on behalf of Buyer reasonably satisfactory to Seller, Escrow Agent, as well as Buyer’s lender; and

(vi)	such additional documents that Seller, Escrow Agent, or the Buyer’s lender may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement and provided that such documents are reasonably acceptable to Buyer as to form and substance).

E.	Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form reasonably required by Escrow Agent.

F.	Purchase Price. At or before the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations and adjustments, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds shall be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer).

G.

Possession. Seller shall deliver sole and exclusive possession of the Property to Buyer (subject to the Temporary Construction Easement and Permitted Encumbrances) at the Closing in the same condition as on the Effective Date, reasonable wear and tear, removal of Seller’s property listed on Schedule 1.J.-2, and subject to Paragraphs 10 and 11 casualty and condemnation excepted.

5. CONVEYANCE: At Closing, Seller shall convey fee simple title to the Property to Buyer by the Deed concurrently with Buyer’s performance of its Closing obligations under this Agreement.

6. TITLE REPORT/SURVEY:

A.	As soon as reasonably possible but no later than 30 days following the Effective Date, Buyer shall, at Buyer’s expense, have ordered a preliminary title report a/k/a title commitment (“Preliminary Title Report”) on the Property, and its appurtenant rights, together with copies of all exceptions, issued by Escrow Agent, or an issuing agent of Escrow Agent. Buyer shall obtain a new survey of the Property of sufficient quality to permit the Escrow Agent to remove the standard survey exception from the owner’s title policy to be obtained by Buyer (the “Survey”). No later than the fortieth (40th) day after the Effective Date, Buyer shall advise Seller and Escrow Agent in writing of any Preliminary Title Report or Survey exceptions, not permitted by this Agreement, which Buyer does not accept (which are not Permitted Encumbrances) (“Title and Survey Objections”). If Buyer makes any timely Title and Survey Objections, Buyer shall simultaneously deliver to Seller a copy of the Preliminary Title Report and Survey together with a copy of any recorded document on which such Title and Survey Objections, or any part thereof, are based. Notwithstanding anything to the contrary stated herein, Seller shall have no obligation to remove any “Title or Survey Objections” except for liens and mortgages of an ascertainable amount created, assumed or caused by Seller (“Seller’s Liens”), and intervening encumbrances which are recorded after the Preliminary Title Report and Seller has expressly agreed to remove pursuant to the terms herein, which Seller’s Liens and such intervening encumbrances Seller shall cause to be released of record at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose). If Buyer fails to notify Seller of any Title or Survey Objections within said period of time, all Title or Survey Objections, if any, shall be deemed waived, except Seller’s Liens shall not be deemed waived. If Buyer timely notifies Seller and Escrow Agent of any Title or Survey Objections, the Closing Date may, at Seller’s sole option, to be exercised in a notice to Buyer delivered within ten (10) days of Seller’s receipt of the Title or Survey Obligations, be adjourned for a period of up to thirty (30) days in order to enable Seller to cure such Title or Survey Objections. If at the date to which Closing is adjourned Seller is unable or unwilling to remove such Title or Survey Objections, Buyer may:

(i)	terminate this Agreement by written notice to Seller and Escrow Agent, in which event Escrow Agent shall return the Deposit, together with interest thereon, to Buyer and neither party shall have any further rights or obligations of any nature to the other hereunder or by reason hereof except those that expressly survive termination of this Agreement; or

(ii)	accept such title as Seller can convey without any reduction or abatement of the Purchase Price and without any present or future claim against Seller relating to any Title or Survey Objections.

Between the date of the Agreement and a Closing hereunder, Seller shall not voluntarily encumber the title or permit any encumbrance on title to the Property with any liens which shall not be fully released on or prior to Closing hereunder. In the event any involuntary lien or liens securing the payment of money, which are not Permitted Encumbrances (and excluding any inchoate liens for real estate taxes and municipal assessments not yet due and payable) should be filed against the title to the Property, Seller shall be required to elect one of the following: (i) use the net proceeds at Closing to discharge any such involuntary lien or liens or (ii) bond off such lien(s) in accordance with applicable laws so that the lien(s) no longer encumbers the Property, or (iii) escrow with the Escrow Agent one hundred ten percent (110%) of the principal amount of such lien(s) under an escrow arrangement reasonably satisfactory to Seller, Buyer and the Escrow Agent and which results in the Escrow Agent issuing the owner’s title policy to Buyer without an exception for the lien(s).

B.	As a condition precedent to Buyer’s obligations, Escrow Agent shall issue no later than Closing, at Buyer’s expense, a policy of title insurance at standard rates, in the amount of the Purchase Price, or such lesser amount as Buyer may desire, insuring fee simple title to the Property in Buyer and insuring the appurtenant rights to the Private Access Road Easement and the Fidelity Roadways, subject only to the Permitted Encumbrances.

C.	Nothing contained in this Agreement shall be deemed to require Seller to remove any title exception other than those exceptions specifically referenced in this Agreement (including, without limitation, Seller’s Liens and intervening encumbrances that arise after the date of the Preliminary Title Report for which Seller is obligated to remove), or to bring any action or proceeding to remove any defect in or objection to title or to fulfill any condition, nor shall Buyer have any right of action against Seller therefor, at law or in equity, for damages or specific performance, and no attempt by Seller to cure an objection to title shall be construed as an admission that such objection is one which would give Buyer the right to cancel this Agreement.

D.	The acceptance of the Deed by Buyer shall be deemed to be full performance and discharge of every agreement and obligation on Seller’s part to be performed under this Agreement, except for those obligations which expressly survive the delivery of the Deed.

7. DUE DILIGENCE STUDY:

A.

Buyer shall have the right to conduct, at Buyer’s expense, a Due Diligence Study of the Property as of the Effective Date and for a sixty (60) day period thereafter (the “Due Diligence Period”). During the Due Diligence Period, Buyer and its designated agents shall have the right to enter upon and inspect the Property in accordance with this Paragraph 7. Should Buyer determine that the Property is not satisfactory for any reason or for no reason, then Buyer may terminate this Agreement by written notice to Seller and Escrow Agent provided that Seller and Escrow Agent receive such written notice at any time before the end of the Due Diligence Period. If a timely written notice of termination is received by Seller and Escrow Agent, Escrow Agent shall return the Deposit, together with interest thereon, to Buyer, subject to the provisions of Section 3.B. hereof and neither party shall have any further rights or obligations of any nature to the other hereunder, except those that expressly survive termination.

B.	Buyer hereby indemnifies and holds Seller harmless from and defends Seller (with legal counsel selected by Seller) against any and all claims, losses, costs (including reasonable attorney’s fees), damages, causes of action, suits and liability of every kind for injury to or death of persons or damage to property arising out of or connected with the acts or omissions of Buyer, its agents, employees or contractors in conducting the Due Diligence Study, provided, however, the indemnity shall not extend to protect Seller from any liabilities arising from environmental conditions existing prior to the Effective Date, such as matters merely discovered by Buyer (e.g. latent environmental contamination), nor shall such indemnity extend to protect Seller from damage or injury arising out of the negligence or willful misconduct of Seller, its agents, employees, or contractors. In the event the transaction contemplated by this Agreement is not closed for any reason, then Buyer shall restore the Property to its original condition, to the extent changed by Buyer, its agents, employees or contractors, at Buyer’s sole cost.

C.	Buyer shall secure from the proper governmental authorities any licenses or permits required by law for any activities connected with the Due Diligence Study. In the event that any governmental agency exercises authority or control over any aspect of the Due Diligence Study, Buyer shall comply with all regulations, directions and orders issued by such agency(ies). Buyer is solely responsible for securing said licenses/permits and complying with said regulations, directions and orders. Seller shall reasonably cooperate with Buyer in obtaining the same to the extent Seller’s cooperation is required by such governmental authorities. Buyer hereby indemnifies Seller against liability for any fees, penalties or fines incurred by Buyer or Seller that are attributable to Buyer’s failure to comply with this Paragraph 7.C, provided, however, that such indemnity shall not extend to protect Seller from liability for fees, penalties or fines arising out of the negligence or willful misconduct of Seller, its agents, employees or contractors.

D.	Buyer shall at all times conduct the Due Diligence Study in a manner that is reasonably satisfactory to Seller. Buyer shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting and obtaining inspections and tests, including, without limitation, surveys and architectural, engineering, geotechnical, topographical and environmental inspections and tests, including soil borings, test wells, and other reasonable invasive environmental sampling and testing, and review of wetlands conditions and other land use restrictions, all as Buyer deems necessary or desirable in its reasonable discretion. Buyer shall provide Seller with advance notice of all significant activities it intends to perform in connection with the Due Diligence Study.

E.

Buyer, its agents and assigns, shall keep confidential and shall not copy, disclose, or reproduce, in whole or in part, any samples, reports, data, test results or information generated by its Due Diligence Study unless required to do so by law or authorized in writing to do so by Seller. The restrictions set forth in the foregoing sentence shall expire at Closing in the event the transaction contemplated by this Agreement is consummated. Prior to Closing, the restrictions herein shall not be construed to prohibit Buyer from providing copies of such information to its employees, agents, environmental consultants, lender and attorneys who have a need to know such information and who are under written obligation of confidentiality. In the event Closing does not occur for any reason other than a Seller Default, upon Seller’s request, Buyer shall deliver to Seller a copy of any survey, phase I and phase II environmental assessment (including, without limitation, all samples, reports, data, test results and other information related thereto) which Buyer may have obtained with respect to the Property (collectively “Property Information”), provided if Buyer’s cost of obtaining the Property Information exceeds $15,000 (“Cap”), Seller shall pay for half of the Buyer’s costs in excess of the Cap for such Property Information upon receipt of copies of invoices from Buyer; provided, however, the Seller may revoke its request for the Property Information after receipt of the invoices. Seller shall indemnify Buyer from and against claims, damages, suits and liability of any kind arising out of Seller’s or any and all third parties’ (to whom Seller provides copies of such Property Information), use of or reliance upon the Property Information. This indemnity shall survive termination of this Agreement.

F.	Within five (5) days after the Effective Date, Seller shall provide to Buyer copies of the Environmental Documents, if any. Seller shall also cause to be delivered to Buyer, or make available to Buyer at the Building during normal business hours, the following due diligence materials at a time mutually acceptable to the parties and within five (5) days after the Effective Date: (i) a full and complete list, together with copies, of service, supply, equipment rental, and all other service contracts related to the operation of the Property, if any (“Service Contracts”); (ii) a copy of any survey relating to the Property in Seller’s possession; (iii) any outstanding licenses or permits relating to the Property (including a copy of those permits and approvals obtained or required to be obtained from January 1, 2004 to present); (iv) plans in Seller’s possession for all buildings located on the Property; (v) any building conditions survey relating to the Property; (vi) a copy of the Seller’s owner’s title insurance policy; (vii) waste manifests; (viii) equipment files; and (ix) such other Property reports and materials other than economic analyses in Seller’s possession or control related to the Property and reasonably requested by the Buyer. Prior to the end of the Due Diligence Period, and provided the same are terminable by their terms, Buyer shall notify Seller as to which of the Service Contracts Buyer desires to assume at Closing, whereupon Seller shall terminate all other Service Contracts at or prior to the Closing at Seller’s sole cost.

G.	Buyer shall pay for all Buyer’s costs associated with the Due Diligence Study.

H.	The obligations of this Paragraph 7 shall survive the termination of this Agreement for any reason and shall not merge into the Deed.

8. DEVELOPMENT AGREEMENTS:

A.

Seller has entered into a Public and Private Roadway Construction Agreement dated May 1, 2002 with the EDC and FMR Rhode Island, Inc. (“Fidelity”), a copy of which, together with any and all amendments thereto) are attached hereto as Schedule 8.A. (collectively the “Construction Agreement”). Seller agrees that it will perform all of its obligations under the Construction Agreement relating to the construction of the Private Roadway (as defined in this Paragraph 8A) on or before September 15, 2006. Seller’s post Closing construction activities with respect to the Private Roadway shall be in accordance with the Temporary Construction Easement Agreement between Buyer and Seller effective as of the Closing and referenced in Section 4.C.(xii) “Private Roadway” means those improvements to the Easement Parcel (as defined in the Construction Agreement) constructed in accordance with all laws, and substantially in accordance with the plans and specifications delivered by Seller’s attorney to Buyer’s attorney in PDF format by email at 12:14 p.m. EST on April 13, 2006, relating to construction of the Private Roadway including, without limitation, the “Water Loop Connection” as defined in the Construction Agreement and depicted in the plans and specification. The parties acknowledge that the plans and specifications must be reviewed and approved by Fidelity, so there may be modifications required. Seller will assign to Buyer all of its rights under the Construction Agreement (except for those rights expressly reserved to Seller) upon Seller’s completion of the Private Roadway in accordance with all laws and approvals and the plans and specifications, as such plans and specifications may be modified by Fidelity as stated above and provided there is no existing default under the Agreement, Buyer will assume all remaining obligations of Seller under the Construction Agreement in the form Assignment and Assumption of Construction Agreement referenced in Section 4.C.(vii) hereof, that will be recorded in the Land Evidence Records of the Town of Smithfield; provided, however, Seller will reserve in such agreement all rights and remedies provided in the Construction Agreement relating to the Private Roadway Escrow (as defined in the Construction Agreement), the Escrow Agreement (as defined in the Construction Agreement), and the right to be reimbursed by Fidelity for one-half (1/2) of the costs incurred by Seller in constructing the Private Roadway. The provisions of this Section 8.A shall survive delivery of the Deed.

B.	At the Closing, Seller shall assign to Buyer, and Buyer shall assume, all rights and obligations of Seller contained in the Private Access Road Easement Agreement recorded in Book 322, Page 867 of the Land Evidence Records of the Town of Smithfield in accordance with Section 4.C. (viii) hereof, subject to the right of Seller to have access to and use of the Easement Parcel (as described therein) for construction of the Private Roadway, which construction access rights shall be set forth in the Temporary Construction Easement referenced above.

C.	At the Closing, Seller shall assign to Buyer, and Buyer shall assume, all rights and obligations of Seller contained in the Buffer Zone Easement and Agreement recorded in Book 322, Page 848 of the Land Evidence Records of the Town of Smithfield, in accordance with the Assignment and Assumption of Easement Agreements referenced in Section 4.C. (viii) hereof.

D.	Buyer agrees that it will take title to the Property subject to the Declaration of Deed Restrictions recorded in Book 322, Page 787 of the Land Evidence Records of the Town of Smithfield. E. At the Closing, Seller shall assign to Buyer and Buyer shall assume all rights and obligations of Seller to the Cross-Easement Agreement recorded in Book 257 at Page 498 of the Land Evidence Records of the Town of Smithfield, as amended by the Amendment to Cross-Easement Agreement recorded in Book 322 at Page 837 of the Land Evidence Records of the Town of Smithfield, in accordance with the Assignment and Assumption of Easement Agreements referenced in Section 4.C. (viii) hereof.

9. EMINENT DOMAIN: Seller shall give Buyer and Escrow Agent notice within ten (10) days of Seller’s receipt of notice, from a governmental entity having the power of eminent domain, of an actual or threatened exercise of the power of eminent domain which materially affects the Property. On receiving such notice, Buyer shall have the right for ten (10) days to terminate this Agreement by giving written notice to Seller and Escrow Agent, in which case all proceeds of the taking shall remain the property of Seller. If Buyer does not terminate this Agreement within ten (10) days after its receipt of such notice, the proceeds or right thereto, including condemnation awards and all other payments in connection with such taking, shall be transferred to Buyer at Closing and Buyer shall accept the Deed subject to the eminent domain proceeding.

10. RISK OF LOSS:

A.	Seller shall bear the risk of damage or loss to the Property other than that damage or loss caused by Buyer, its employees, agents or contractors, before Closing. In the event that the Property or any material portion thereof is damaged or destroyed after the Effective Date and prior to Closing other than by acts of Buyer, its employees, agents or contractors, Seller shall give Buyer notice of the damage or loss within ten (10) days after Seller learns of the damage or loss. Upon receipt of such notice, if the damage or loss renders the Property reasonably unfit for Buyer’s intended use, as determined by Buyer, Buyer shall have ten (10) days within which Buyer may elect to:

(i)	terminate this Agreement and receive a full refund of the Deposit referenced in Paragraph 3, together with any interest thereon, whereupon neither party shall have any further rights or obligations under this Agreement except those that expressly survive termination; or

(ii)	consummate the purchase of the Property without reduction or abatement of the Purchase Price and without any present or future claim against Seller relating to such damage or loss.

11. SELLER’S REPRESENTATIONS: Seller makes the following representations which shall be true as of Effective Date and at Closing and which shall survive Closing:

A.	Organization; Corporate Authority: Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in the State of Rhode Island. Seller has the legal and corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement.

B.

Authorization of Agreement: The execution, delivery and performance of this Agreement have been duly and validly authorized within Seller’s organization and this Agreement is a valid and legally binding obligation of Seller enforceable in accordance with its terms and each document and instrument of transfer contemplated by this Agreement when executed and delivered by Seller in accordance with the provisions hereof shall be valid and legally binding upon Seller in accordance with its terms. To Seller’s Knowledge, no consent, approval or authorization by any governmental authority or any other person or entity, private or public, is required in connection with the execution, delivery or performance by Seller of this Agreement or the transactions herein contemplated or the other closing documents to which Seller is a party, except for those permits and approvals required for construction of the Private Roadway referred to in Section 8A.

C.	Conflicts and Pending Actions. There is no agreement to which Seller is a party or that is binding on Seller that is in conflict with this Agreement nor are there any outstanding options to purchase or rights of first refusal which affect the Property and that will not be terminated prior to or in connection with the Closing.

D.	Laws. To the best of Seller’s Knowledge, the use and operation of the Property is in compliance with “Laws”, and Seller has not received any notice of any violation of environmental laws, building codes, zoning and land use laws, or any other local, state and federal laws and regulations applicable to the Property or any part thereof (collectively, “Laws”) which has not been cured as of the date hereof. Seller shall not commit any action which will result in a violation of the Laws between the date hereof and the Closing.

E.	Property Proceedings. Seller has not received notice of any governmental proceedings relating to condemnation or the Laws, which would detrimentally affect the use or operation of the Property, nor to Seller’s Knowledge, has Seller received notice of any special assessment proceedings affecting the Property. Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware.

F.	Future Contracts and Amendments. Except for contracts related to the construction of the Private Roadway, Seller shall not, without Buyer’s approval, which approval shall not be unreasonably withheld, enter into or extend or make a material modification to any contract, including the agreements set forth in Section 8 hereof, affecting the Property or its operation, other than any such contract or agreement that will be terminated at or prior to Closing at Seller’s expense.

G.	Environmental Documents. Seller has made reasonable inquiry in compiling the Environmental Documents it provides to Buyer and to the best of Seller’s Knowledge, the Environmental Documents are complete copies of such documents.

H.	Approvals for Access. Seller has obtained, or will obtain, all licenses, permits, variances, approvals, authorizations and subordinations from any third parties with superior rights with respect to the Private Access Road Easement and the construction of the Private Roadway required from all governmental authorities having jurisdiction over the Property and from any private parties with respect to the same.

I.	Service Contracts and Agreements. To Seller’s Knowledge the Service Contracts and Agreements set forth in Section 8 hereof are, and at the time of Closing, will be complete copies of such Contracts and Agreements and the assumed Service Contracts are, and at the time of the Closing, will be in full force and effect without default by Seller.

All references in this Agreement to the “best of Seller’s Knowledge,” “actual Knowledge of Seller” or “Knowledge of Seller” or words of similar import shall refer only to the current (i.e.,

upon execution of this Agreement and at Closing) actual knowledge of the Designated Persons (as set forth in Schedule 11 attached hereto) and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof.

12. SELLER’S DISCLAIMER OF REPRESENTATIONS AND WARRANTIES:

EXCEPT FOR THE FOREGOING PARAGRAPH 11 REPRESENTATIONS AND SELLER’S OBLIGATIONS TO CONSTRUCT THE PRIVATE ROADWAY, SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS, WARRANTIES OR PROMISES AS TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, LAYOUT, FOOTAGE, LEASES, RENTS, INCOME AND REVENUES, EXPENSES, ZONING, OPERATIONS, PRESENCE OF HAZARDOUS SUBSTANCES OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY OR ITS SALE TO BUYER. BUYER AGREES THAT NO REPRESENTATIONS, WARRANTIES, OR PROMISES HAVE BEEN MADE OTHER THAN AS SPECIFICALLY SET FORTH IN PARAGRAPH 11 AND WITH RESPECT TO THE CONSTRUCTION OF THE PRIVATE ROADWAY, AND FURTHER AGREES THAT IF BUYER PROCEEDS TO CLOSING, IT WILL HAVE TAKEN THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN PARAGRAPH 11 AND SELLER’S OBLIGATION TO CONSTRUCT THE PRIVATE ROADWAY HEREOF WHICH SHALL SURVIVE DELIVERY OF THE DEED. BUYER FURTHER AGREES THAT SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION FURNISHED BY ANY REAL ESTATE BROKER OR REAL ESTATE AGENT, OR ANY AGENT OF SELLER.

13. BUYER’S REPRESENTATIONS: Buyer makes the following representations and warranties which shall be true as of Effective Date and at Closing and which shall survive Closing:

A.	Organization; Authority: Buyer has the legal authority to enter into and to consummate the transactions contemplated by this Agreement.

B.	Authorization of Agreement: The execution, delivery and performance of this Agreement have been duly and validly authorized within Buyer’s organization. This Agreement is a valid and legally binding obligation of Buyer enforceable in accordance with its terms and each document and instrument of transfer contemplated by this Agreement when executed and delivered by Buyer in accordance with the provisions hereof shall be valid and legally binding upon Buyer in accordance with its terms.

14. INDEMNIFICATION: Buyer hereby indemnifies, and agrees to hold Seller harmless, from and against any environmental liability arising from or related to (i) the release of hazardous materials at, on or from the Property subsequent to the date of Closing; and (ii) any exacerbation or aggravation of any other hazardous materials released by reason of any activities on the Property at any time on or after the date of Closing (other than activities of Seller or its employees, agents, contractors or consultants, including without limitation, the Private Road construction). In the event that Seller receives or becomes aware of an environmental liability for which the Buyer has provided an indemnity herein, Seller shall notify Buyer within 60 days of receipt or discovery of the facts that give rise to the environmental liability specifying the facts constituting the basis for such claim, including a copy of any documents evidencing these facts, and the amount, to the extent known, of the claim asserted. Buyer shall have the right upon written notice to Seller, and using counsel reasonably satisfactory to Seller, to investigate, secure, contest, or settle the environmental liability. Upon undertaking the defense of the environmental liability, the Buyer shall have the sole right to control the defense of the environmental liability and the Seller shall cooperate with the Buyer with the defense thereof.

Seller hereby indemnifies, and agrees to hold Buyer harmless from and against any liability, claims, damages, causes of action, including reasonable attorneys’ fees and consequential and indirect damages, arising from or related to any claims by Fidelity or its successor or assigns with respect to the Right of First Refusal. The provisions of this Section 14 shall survive delivery of the Deed.

15. BROKERS: Seller and Buyer represent that neither one has used a Real Estate broker relative to this Property other than CB Richard Ellis and Seller shall compensate CB Richard Ellis pursuant to a separate agreement. Both parties agree to hold harmless each other as to any claims for commissions by parties not named in this Agreement and Seller shall hold harmless Buyer as to any claims for commissions by CB Richard Ellis, which indemnities shall survive termination of this Agreement.

16. ADJUSTMENTS:

A.	Escrow fees shall be paid by Seller as to one-half and Buyer as to one-half. Except as may be otherwise set forth in this Agreement, in the event this Agreement is terminated for any reason prior to Closing, escrow fees (if any) shall be equally divided between Buyer and Seller.

B.	All taxes of whatever nature and kind which have become a lien on the land and are due and payable as of the date of Closing shall be paid and discharged by Seller. All special assessments of whatever nature and kind which have become a lien on the land as of the date of Closing shall be paid and discharged by Seller. Current real and personal property taxes shall be prorated to the date of Closing in accordance with local custom in Providence County, Rhode Island. Seller shall be responsible for taxes up to and including the day of Closing. The terms of this Paragraph 16. B. shall survive delivery of the Deed.

C.	Seller shall pay any conveyance and transfer tax as well as any documentary transfer tax required by law.

D.	Seller agrees to pay any legal fees of attorneys representing Seller in the transaction covered by this Agreement, and Buyer agrees to pay the legal fees of the attorneys representing Buyer in the transaction covered by this Agreement. Buyer will record, and pay the cost of recording, the Deed. Any other costs not specifically covered by this Agreement shall be borne in the same manner as is customary in Providence County, Rhode Island, in connection with the sale of real estate of the type covered by this Agreement.

E.	Seller shall cause all the utility meters at the Property to be read on the Closing Date, and will be responsible for the cost of utilities used prior to the Closing Date.

F.	Any other adjustments expressly provided for in this Agreement. Payments under the Service Contracts assumed by Buyer shall be prorated as of the date of Closing.

17. ASSIGNMENT: Buyer may not transfer or assign its interest under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may transfer or assign its interest under this Agreement to a wholly-owned subsidiary of Buyer without the consent or approval of Seller. Any transfer or assignment shall not release Buyer from its obligations under this Agreement unless expressly agreed by Seller in writing with respect to that transfer or assignment.

18. MISCELLANEOUS:

A.	This Agreement shall be construed in accordance with the laws of the State of Rhode Island notwithstanding any contrary “choice of laws” provisions of that or any other State.

B.	The titles of paragraphs of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

C.	The submission of this Agreement to Buyer shall not be construed to vest in Buyer an option to purchase or any reservation of the Property. Buyer shall have no right or interest hereunder until such time as this Agreement shall be fully executed and delivered by Buyer and Seller.

D.	In construing this Agreement, no weight or relevance shall be given to the fact that it or any particular provision may have been drafted by one of the parties, each of the parties having had adequate opportunity to negotiate all of the provisions hereof.

E.	This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The signature page from one or more counterparts may be detached and reattached to any other executed counterparts of this Agreement.

F.	The parties agree that facsimile or scanned electronic signatures shall be considered the same as an original signature for all purposes under this Agreement except for those signatures which are on documents intended to be filed in the Land Evidence Records of the Town of Smithfield.

G.	Unless otherwise expressly provided, whenever a provision in this Agreement requires the approval or consent of a party, such approval or consent will not be unreasonably withheld, conditioned or delayed.

H.	Each Schedule attached to this Agreement is incorporated into and made a part of this Agreement.

I.	Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19. Intentionally Omitted.

20. NOTICES:

A.	All notices and other communications from one party to the other pertaining to this Agreement shall be given in written form.

B.	If such notices or other communications are to be given to Seller, they shall either be personally delivered to Seller or shall be sent to Seller by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier addressed to Seller as follows:

The Dow Chemical Company

Manager of Real Estate, Attn. Chuck Kendall

2030 Dow Center

Midland, MI 48674

Phone: (989) 636-4038

cc:	The Dow Chemical Company

Legal Department, Attn. Toby Threet

47 Building

Midland, MI 48667

Phone: (989) 636-3374

C.	All notices and other communications to be given to Buyer shall be personally delivered to Buyer or shall be sent by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier addressed to Buyer as follows:

Alexion Pharmaceuticals

Attn. M. Stacy Hooks, Ph.D.

352 Knotter Drive

Cheshire, CT 06410

Phone: (203) 271-8360

cc:	Alexion Pharmaceuticals

Attn. Thomas Dubin, Senior Vice President

352 Knotter Drive

Cheshire, CT 06410

Phone: (203) 271-8203

D.	All notices and other communications to be given to Escrow Agent shall be personally delivered to Escrow Agent or shall be sent by United States mail, postage prepaid addressed to Escrow Agent as follows:

Chicago Title Insurance Company

Attn: Jeff Meyer

450 Veterans Memorial Parkway

Metacomet Executive Office Park, Suite 900

East Providence, RI 02914

Phone: (410) 431-0900

E.	All notices shall be effective when actually refused or delivered.

21. SUCCESSORS AND ASSIGNS: This Agreement shall bind and benefit the parties and their respective representatives, successors and assigns.

22. TIME IS OF THE ESSENCE: Time is of the essence in the performance of this Agreement.

23. AMENDMENT: This Agreement may not be amended except in writing by the person against whom enforcement of any waiver, change, or discharge is sought.

24. DEFAULT: In the event the transaction covered hereby is not consummated as a result of a material default on the part of Buyer (Seller not being in default hereunder), then Seller shall have, as its sole and exclusive remedy, the right to obtain the Deposit from the Escrow Agent as liquidated damages for failure to consummate the transaction contemplated by this Agreement, subject to the terms of Paragraph 3.B hereof. Said liquidated damages are not applicable to Buyer’s breach of the provisions of Paragraph 7 of this Agreement. In the event performance of this Agreement is tendered in a timely manner by Buyer and the transaction covered hereby is not consummated as a result of a material Seller Default (Buyer not being in default hereunder), Buyer shall be entitled to a return of the Deposit and to maintain an action for damages; or Buyer may bring an action for specific performance subject to the terms of Paragraph 3.B hereof. Under no circumstances shall either party be liable for incidental or consequential damages, whether foreseeable or unforeseeable.

25. CALCULATION OF TIME PERIODS: Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time beings to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Computation of a subsequent period of time designated to begin after the last day of a previous period shall be deemed to commence on the day immediately following the day the previous period ended, as such end date may have been adjusted due to its falling on a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

26. ENTIRE AGREEMENT: This Agreement and its Schedules contain all the representations by each party to the other and expresses the entire understanding between the parties with respect to the sale of the Property. All prior communications concerning the sale of the Property are merged in or replaced by this Agreement.

27. RECORDING. Neither this Agreement, nor any memorandum concerning this Agreement, shall be recorded in the Land Evidence Records of the Town of Smithfield.

THE DOW CHEMICAL COMPANY		ALEXION PHARMACEUTICALS, INC.

By:	/s/ Charles B. Kendall	By:	/s/ David Keiser
Name:	Charles B. Kendall	Name:	David Keiser
Title:	Authorized Representative	Title:	Pres. & CEO
Date:	4/13/06	Date:	4/13/06

Alexion Legal Dept.

Approved:	HB
Date:	4/13/06

FIRST ADDENDUM TO PURCHASE AND SALE AGREEMENT

THIS FIRST ADDENDUM TO PURCHASE AND SALE AGREEMENT (“First Addendum”) is entered into between The Dow Chemical Company, a Delaware corporation, with offices at 2030 Dow Center, Midland, Michigan 48674 (the “Seller”) and Alexion Pharmaceuticals, Inc., a Delaware corporation, with offices at 352 Knotter Drive, Cheshire, Connecticut 06410 (the “Buyer”).

WHEREAS, Buyer and Seller have entered into a Purchase and Sale Agreement dated April 13, 2006 (the “Agreement”) relating to the property situated in the City of Smithfield, County of Providence, State of Rhode Island, containing 34 acres more or less, more particularly described in Paragraph 1.J. of the Agreement (the “Property”), and

WHEREAS, the Buyer and Seller desire to amend the Agreement as provided in this First Addendum to the Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and in the Agreement, the parties agree as follows:

1. All of the terms and conditions of the Agreement are incorporated herein and by this reference made a part hereof, and shall remain the same except to the extent modified by this First Addendum. In the event of a conflict between a provision of the Agreement and a provision of this First Addendum, the provision in this First Addendum shall be controlling. All capitalized terms in this First Addendum shall have the meaning ascribed to those words in the Agreement unless the context in which the word is used clearly indicates to the contrary.

2. Paragraph 7 of the Agreement is hereby amended to provide the Due Diligence Period is extended to June 26, 2006, but solely for the purpose of allowing Buyer to conduct further analysis regarding the nature and extent of certain lead discovered on the unimproved parcel on the Property. All other issues that were, or could have been, addressed in Buyer’s Due Diligence Study are deemed waived. Buyer agrees that within three (3) business days after the last party signs this First Addendum, Buyer will deliver to Seller a copy of all reports and data concerning Buyer’s Due Diligence Study as it relates to the environmental condition of the Property.

3. Paragraph 1.B. is hereby amended to read as follows:

B. Deadline for Closing Date: The Deadline for Closing Date shall be July 12, 2006.

4. The second sentence of Section 8A of the Agreement is revised to read as follows:

Seller agrees that it will perform all of its obligations under the Construction Agreement relating to the construction of the Private Roadway (as defined in this Paragraph 8A) on or before the time required by the Construction Agreement, as it may be amended, but in any event not later than September 15, 2007.

5. Counterparts. This First Addendum may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The signature page from one or more counterparts may be detached and reattached to any other executed counterparts of this First Addendum.

6. Facsimile Signatures. The parties agree that facsimile or scanned electronic signatures shall be considered the same as an original signature for all purposes under this First Addendum.

IN WITNESS WHEREOF, the parties have duly executed this First Addendum as of the 12th day of June, 2006.

SELLER:		BUYER:

The Dow Chemical Company		Alexion Pharmaceuticals, Inc.

By:	/s/ Charles B. Cendell	By:	/s/ David Keiser
Name:	Charles B. Cendell	Name:	David Keiser
Title:	Illegible	Title:	Pres & COO
Date:	June 12, 2006	Date:	June 12, 2006

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (“Assignment”), is made as of July 5, 2006 by and between, ALEXION PHARMACEUTICALS, INC., a Delaware corporation with offices at 352 Knotter Road, Cheshire CT 06410 (“Assignor”) and ALEXION MANUFACTURING LLC, a Delaware limited liability company with offices at 352 Knotter Road, Cheshire CT 06410 (“Assignee”), pursuant to that certain Purchase and Sale Agreement dated April 13, 2006 as amended by First Addendum to Purchase and Sale Agreement dated as of June 12, 2006, by and between The Dow Chemical Company, as Seller, and Assignor, as Buyer (collectively, the “Purchase Agreement”), which provides for the sale and purchase of certain Property located in the City of Smithfield, County of Providence, State of Rhode Island (as such term is defined in the Purchase Agreement). All capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, the Assignor has agreed to purchase the Property as defined in, and in accordance with the terms of, the Purchase Agreement; and

WHEREAS, the Buyer/Assignor desires to assign its interest under the Purchase Agreement to Assignee, and Assignee has agreed to assume all obligations associated with the Purchase Agreement as evidenced by this Assignment.

NOW THEREFORE, in consideration of the sum of One Dollar ($1.00) and other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. Assignor hereby assigns, transfers, grants, conveys and delivers to Assignee all of Assignor’s right, title and interest in and to the Purchase Agreement.

2. Assignor warrants and represents, as of the date hereof, the Purchase Agreement has not been further modified.

3. Assignee hereby assumes and agrees to fully perform all of the terms, conditions, covenants and agreements arising out of said Purchase Agreement on the part of Assignor to be performed thereunder, arising after and to be kept and performed after the effective date of this Assignment, and Assignor shall have no further obligation or liability under or arising out of said Assigned Agreements, except as otherwise stated herein and in the Purchase Agreement.

4. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, and assigns.

5. This Assignment may not be modified in any manner or terminated, except in writing and executed by both parties.

6. This Assignment shall be governed by and construed under the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed and delivered as of the day and year first above written.

Signed, Sealed and Delivered in the Presence of:	ASSIGNOR
ALEXION PHARMACEUTICALS, INC.

/s/ Illegible	By:	/s/ David Keiser
Notary Public		David Keiser
My commission expires 7/31/07	Its:	President
Duly Authorized

Signed, Sealed and Delivered in the Presence of:	ASSIGNOR
ALEXION MANUFACTURING LLC
	BY:	ALEXION PHARMACEUTICALS, INC. Its Sole Member

/s/ Illegible	By:	/s/ David Keiser
Notary Public		David Keiser
My commission expires 7/31/07	Its:	President
Duly Authorized